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                                                                 Exhibit 22(p-5)

                                                       FIRST STATE

                                                       INVESTMENTS

                                                       Part of Commonwealth Bank

                                                       Group

29 March 2004

Board of Trustees
Pacific Capital Funds
The Asset Management
Group Bank of Hawaii
111 S. King Street
Honolulu, Hawaii 96813

Dear Sir / Madam,

CODE OF ETHICS & CONDUCT DATED JANUARY 1, 2004 ("THE CODE")

This letter serves as a supplement and should be read in conjunction with the Code. Despite the word "Security" as defined in the Code excludes shares of registered open-end U.S. investment companies (mutual funds) or similar non-U.S. pooled vehicles, all Access Persons must be subject to the pre-clearance

/s/ Stephen Kenneally
Stephen Kenneally
Acting Chief Executive Officer

FIRST STATE (HONG KONG) LLC, SIXTH FLOOR, THREE EXCHANGE SQUARE, 8 CONNAUGHT PLACE, HONG KONG.
      TELEPHONE (852) 2846 7555 FAX (852) 2868 4742 WWW.FIRSTSTATE.COM.HK

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                     FIRST STATE INVESTMENTS (HONG KONG) LTD

                           FIRST STATE (HONG KONG) LLC

                      (collectively known as the "Company")

                            CODE OF ETHICS & CONDUCT

                                 JANUARY 1, 2004

I.    INTRODUCTION

This Code of Ethics and Conduct (the "Code") has been adopted by the Company which is registered in the United States. The Company is referred to in this document as the "Adviser" in accordance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "Act") and Rule 204-2 of the Investment Advisers Act of 1940. The purpose of the Code is to establish guidelines and procedures to identify and prevent persons who may have knowledge of the Company's investments and investment intentions from breaching their fiduciary duties and to deal with other situations that may be deemed a conflict of interest.

Additionally, federal securities laws and rules of regulatory bodies (currently Hong Kong Securities & Futures Commission and United States Securities & Exchange Commission for the Company) require investment advisers and broker-dealers to adopt policies and procedures to identify and prevent the misuse of material, non-public information. Therefore, the Company has developed and adopted an Insider Trading Policy that applies to all of its employees, affiliates and subsidiaries. Carefully read the guidelines within the Insider Trading Policy attached to this Code as Appendix I. Please also refer to Appendix 1A giving a Summary of market misconduct regulations under the Securities and Futures Ordinance which is the governing statute in Hong Kong. When you believe that you sufficiently understand its terms and conditions, please sign, date and return the attached acknowledgment of receipt to the Compliance Department.

CAREFULLY READ THE GUIDELINES AND PROCEDURES OF THIS CODE. WHEN YOU BELIEVE THAT YOU SUFFICIENTLY UNDERSTAND THEM, PLEASE SIGN, DATE, AND RETURN THE ATTACHED CERTIFICATE OF COMPLIANCE AND PERSONAL HOLDINGS IN SECURITIES TO THE COMPLIANCE DEPARTMENT. PLEASE KEEP A COPY OF THE CODE FOR YOUR REFERENCE.

II.   DEFINITIONS

As used in this Code of Ethics, the following terms have the following meanings:

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
ACCESS PERSON:             means any employee or long-term consultant of the
                           Company.

ADVISORY CLIENT:           with respect to any employee of the Company means any
                           person or entity to which the Company or any
                           affiliated company provides investment advisory
                           services. This term includes separate account clients
                           as well as any mutual funds or any other registered
                           or unregistered investment company for which the
                           Company serves as an adviser or sub-adviser.

BENEFICIAL
OWNERSHIP:                 means any interest in a Security for which an Access
                           Person or a Connected Person can directly or
                           indirectly receive a monetary benefit. This term also
                           includes the right to buy or sell a Security, to
                           direct the purchase or sale of a Security, or to vote
                           or direct the voting of a Security. Please see
                           Appendix II for other examples of Beneficial
                           Ownership.

CONNECTED PERSON:          In relation to an Access Person means anyone
                           connected with him or her by reason of a domestic or
                           business relationship (other than arises solely
                           because that person is a Customer of the Firm) such
                           that the Access Person has influence over that
                           person's judgment as to how to invest his property or
                           exercise any rights attaching to his Securities.

PERSONAL SECURITIES
TRANSACTION:               means  any  transaction  in  which  an  Access
                           Person  or his or her  immediate  family  (as
                           described  above)  acquires or disposes of a Security
                           in which any such person has or gains a direct or
                           indirect Beneficial Ownership interest.

CONTROL: of a company means the power to exercise a controlling influence over the management or policies of the company (unless such power is solely the result of an official position with the company). Any person who owns (directly or through one or more controlled companies), more than 25% of the voting securities of a company shall be presumed to control such company.

SECURITY:                  includes all financial instruments except:

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
                           - debt securities issued by the U.S. government or any other foreign government or its agencies or instrumentalities;

                           -   bankers' acceptances;

                           -   bank certificates of deposit;

                           -   commercial paper;

                           -   municipal bonds; and

                           - shares of registered open-end U.S. investment companies (mutual funds) or similar non-U.S.
                               pooled vehicles.

SECURITY HELD OR
TO BE ACQUIRED:            by an Advisory Client means any Security which,
                           within the most recent seven (7) days:

                           - is being or has been purchased or sold by the Company for an Advisory Client; or

                           - is being considered or has been considered for purchase or sale by the Company for an Advisory
                               Client.

SECURITY BEING             means a Security during the time period when an order
CONSIDERED FOR             is given to the Company's trading desk (or when the
PURCHASE                   decision is made by the portfolio manager for placing
OR SALE:                   orders with brokers) with respect to that Security
                           until the time when all orders with respect to that
                           Security are either completed or canceled. This time
                           period includes those instances in which a
                           recommendation to purchase or sell the Security has
                           been made and communicated to the Company's trading
                           desk (if any). As a general matter, a Security will
                           be viewed as not being considered for purchase if no
                           transaction in the Security has been made within the
                           past seven (7) calendar days.

III.  GENERAL PROHIBITIONS

This Code applies to all Access Persons. The Code acknowledges the general principles that Access Persons:

-     owe a fiduciary obligation to all Advisory Clients;

- have the duty at all times to place the interest of all Advisory Clients first;

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-     must conduct their personal securities transactions in a manner that avoids conflicts of interest or abuses their position of trust and responsibility; and

- should not take improper advantage of their positions in relation to Advisory Clients.

The Code makes it unlawful for Access Persons, when buying or selling securities for accounts in which they hold an interest to engage in activities that are dishonest, manipulative, or that involve false or misleading statements. No Access Person shall use any information concerning the investments or investment intentions of any Advisory Client for personal gain or in a manner harmful to the interests of any Advisory Client.

In this regard, no Access Person shall, directly or indirectly in connection with the purchase or sale of a Security held or to be acquired by any Advisory
Client:

-     employ any device, scheme or artifice to defraud any Advisory Client; or

- make any untrue statement of a material fact or omit to state a material fact that in light of the circumstances, could be construed as misleading; or

- engage in any act, practice, or course of business which operates or would operate as fraud or deceit upon any Advisory Client; or

-     engage in any manipulative practice with respect to any Advisory Client.

This Code requires Access Persons to report their personal securities transactions as described in Section VII.

IV.   PROHIBITED TRANSACTIONS

PROHIBITED SECURITIES TRANSACTIONS

No Access Person may effect a personal Securities transaction in a Security if he or she knows or should know at the time of entering into the transaction that:

- The Company has engaged in a transaction in the same or an equivalent Security for an Advisory Client within the last seven (7) calendar days, or

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      the Security was considered for purchase or sale by the Company for an
      Advisory Client during the period.

- The Company is engaging in a transaction in the same Security for an Advisory Client within the next seven (7) calendar days, or the Security is being considered for purchase or sale by the Company for an Advisory Client during the period.

When effecting any other personal Securities transaction, an Access Person must:

-     obtain advance written clearance of such transaction in accordance with
      Section V of this Code; except as indicated below, and

- report to the Compliance Department the information described in Section VII of this Code.

PERSONAL SECURITIES TRANSACTIONS - DE MINIMIS EXCEPTION

The Code permits Access Persons who have satisfied the pre-clearance requirements of Section VI of this Code to purchase a Security regardless of the fact that the Company may be active in a Security as long as they do not have prior knowledge within seven (7) calendar days of the Company's activity in the Security. The following conditions must also be met:

Equity Securities

- purchase or sale of 500 shares or less (over a rolling 30 day period) by the Access Person or members of their immediate family if the issuer is listed on the New York Stock Exchange ("NYSE") or the issuer's market capitalization is greater than $1 billion.

Debt Securities

- purchase or sale of 100 units ($100,000 principal amount) or less (over a rolling 30 day period) by the Access Person or members of their immediate family; and

-     the issuer's market capitalization is greater than $1 billion.

INITIAL PUBLIC OFFERINGS

No Access Person may engage in a personal Securities transaction in any Security in an initial public offering. Exceptions are only with the prior written approval of the Compliance Officer or designated persons (hereafter referred to as the "Compliance Officer".

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PRIVATE PLACEMENTS

An Access Person may not engage in a personal Securities transaction in any Security in a private placement without prior written approval of the Compliance Officer.

In considering such approval, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position.

An Access Person who has been approved to engage in a personal Securities transaction in a private placement must disclose that investment if he or she plays a part directly or indirectly in subsequent investment considerations of the Security for an Advisory Client. In such circumstances, the Company's decision to purchase or sell Securities of the issuer shall be subject to an independent review by an Access Person with no personal interest in the issuer.

BAN ON SHORT-TERM TRADING PROFITS

No Access Person may engage in a personal Securities transaction involving the purchase and sale, or sale and purchase, of the same (or equivalent) securities within a period of 60 CALENDAR DAYS. Any profits realized on such short-term trades shall be disgorged to a charity selected by the Access Person. The ban on short-term trading profits does not prohibit closing positions that are at a loss within the 60 day period.

GIFTS

No Access Person may seek any gift, favor, gratuity, or preferential treatment from any person or entity that:

-     does business with or on behalf of the Company,

- that is or may appear to be connected with any present or future business dealings between the Company and that person or organization; or

-     which may create or appear to create a conflict of interest.

Only gifts offered as a courtesy may be accepted. All gifts, favors or gratuities (except meals less than $50) must be reported and described on the monthly Securities transaction report (see Reporting below).

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Discretion should be used in accepting invitations for dinners, evening entertainment, golf outings, sporting events or theater. In accepting such invitations, the Company requires that the person offering the invitation be in attendance in order to accept the invitation. No employee should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient.

SERVICE AS A DIRECTOR

No Access Person may serve on the board of directors of any publicly traded company. In addition, any Access Person that wishes to serve on the board of directors of a privately held company must first obtain prior written approval from the Compliance Officer.

FRONT-RUNNING

No Access Person may engage in front-running an order or recommendation, even if the Access Person is not handling the order or the recommendation (and even if the order or recommendation is for someone other than the Access Person). Front-running consists of executing a transaction based on the knowledge of the forthcoming transaction or recommendation in the same or an underlying Security, or other related securities, within seven (7) calendar days preceding a transaction by the Company.

INSIDE INFORMATION

No Access Person may use material, non-public information about any issuer of Securities, whether or not such Securities are held in the portfolios of Advisory Clients or suitable for inclusion in such portfolios, for personal gain or on behalf of an Advisory Client. Any Access Person who believes he or she is in possession of such information must contact the Compliance Officer immediately to discuss the information and the circumstances surrounding its receipt. This prohibition does not prevent an Access Person from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available. (Refer to the Company's Insider Trading Policy attached as Appendix I for more information.)

V.    PRE-CLEARANCE PROCEDURES

PROCEDURES FOR PRE-CLEARANCE

      APPROVAL REQUIREMENTS

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      An Access Person must obtain written pre-clearance from the Compliance
      Officer and Trading Desk. The procedure is to request approval via facsimile. Pre-clearance of transactions under the De Minimis Exemption must be obtained from the Compliance Officer.

      TIME OF CLEARANCE

      Pre-clearance must be obtained on the date of the proposed transaction and is only valid for that day. In the event pre-clearance requires verification across time zones, this window may be extended for one business day if necessary.

      FORM

      Pre-clearance must be obtained in writing by completing and signing a Personal Request and Trading Authorization Form (including the details of the proposed transaction). An example of such form is attached.

      FILING

      The Company's Compliance Department will retain a copy of all completed Personal Request and Trading Authorization Forms.

FACTORS CONSIDERED IN CLEARANCE OF PERSONAL TRANSACTIONS

Generally, the factors described below will be considered in determining whether or not to clear a proposed personal securities transaction. However, if warranted by the nature of the securities transaction, the Compliance Officer has the authority to clear a Securities transaction on any other basis. A narrative explanation of the rationale may be included on the Personal Request and Trading Authorization Form:

- whether the amount or nature of the transaction or person making it is likely to affect the price of or market for the Security;

- whether the transaction would create the appearance of impropriety, whether or not an actual conflict exists;

- whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by any Advisory Client;

- whether the transaction is non-voluntary on the part of the individual, such as the receipt of a stock dividend;

- whether the security is currently being considered for purchase or sale by the Adviser, or has been so considered in the past (7) seven days.

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VI.   EXEMPT SECURITIES TRANSACTIONS

The Prohibited Transactions in Section IV, the Pre-Clearance Requirements in
Section V, and the Reporting Requirements in Section VII of this Code do not apply to:

- transactions in an account over which an Access Person has no direct or indirect influence or control; or in any account held by an Access Person which is managed on a discretionary basis by a Person other than the Access Person and, with respect to which the Access Person does not, in fact, influence or control the transactions;

-     transactions which are non-voluntary on the part of the Access Person;

-     purchases which are part of an automatic dividend reinvestment plan;

- purchases as a result of the exercise by an Access Person of rights issued pro rata to all holders of a class of Securities, to the extent that such rights were acquired from the issuer, and the sale of such rights; and

-     other similar circumstances as determined by the Compliance Officer.

VII.  REPORTING

REPORTING REQUIREMENTS

      ACCESS PERSONS

      Except as set forth below, each Access Person shall make a written report (sample attached) to Compliance Department within ten (10) days after the end of each month of all non-exempt personal Securities transactions occurring during the month.

      FORM OF REPORT

      The reports must contain the following information with respect to each reportable transaction:

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      -     Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

      - Title, number of shares or principal amount of each Security and the price at which the transaction was effected; and

      - Name of the broker, dealer or bank with or through whom the transaction was effected.

Such report may contain a statement that the report is not to be construed as an admission that the person filing the report has or had any direct or indirect Beneficial Interest in any Security described in the report.

DISCLOSURE BY NEW ACCESS PERSONS OF PERSONAL SECURITIES HOLDINGS

Each new Access Person must disclose, at the time he or she becomes an Access Person, any personal Security in which he or she has a Beneficial Ownership interest.

ANNUAL CERTIFICATION

All Access Persons must certify annually that they understand the Code, have had an opportunity to ask questions about the Code, and will comply with all applicable aspects of the Code.

REPORTING OF GIFTS, FAVORS AND GRATUITIES

All gifts, favors, or gratuities (other than meals valued at less than US$50) received by an Access Person, shall be reported and described on the monthly report. Reporting prior to acceptance when possible is preferable.

RESPONSIBILITY TO REPORT

Each Access Person required to make a report is responsible for taking the initiative to file reports as required under the Code. Any effort by the Company's Compliance Department to facilitate the reporting process does not change or alter that responsibility.

WHERE TO FILE REPORT

All reports must be filed with the Company's Compliance Department.

BROKERAGE STATEMENTS/CONFIRMS

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All Access Persons must have copies of all monthly statements and confirmations relating to transactions in Securities in all accounts under their control sent to the Compliance Department.

VIII. CONFIDENTIALITY OF THE COMPANY'S TRANSACTIONS

Information relating to any Advisory Client's portfolio or activities is strictly confidential and should not be discussed with anyone outside the Company and its affiliate group companies. In addition, from the time that an Access Person anticipates making a recommendation to purchase or sell a security, through the time that all transactions based on that recommendation have been completed or abandoned, the subject and content of the recommendation may be considered "inside information." Accordingly, Access Persons must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of the Company and its affiliate group companies. Please refer to Appendix I for the Company's Insider Trading Policy.

Any written or oral disclosure of information concerning the Company, the Company's clients, or particular purchase or sale transactions for Advisory Client accounts should be made only by persons who are specifically authorized to release that information after consultation with the Compliance Officer. The confidentiality of the Company's transactions is not intended to inhibit exchanges of information among Access Persons, brokers with which the Company's trades, or outside analysts.

IX.   SANCTIONS

A violation of this Code is subject to the imposition of such sanctions by the Company as the case may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code. Sanctions for violations of the Code by employees of the Company will be determined by the Compliance Officer and Board of Directors. Such sanctions may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending person.

X.    ADMINISTRATION AND CONSTRUCTION

The Compliance Officer shall serve as the "Administrator" of this Code. The duties of the Administrator include:

-     Maintenance of a current list of the names of Access Persons;

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-     Providing all Access Persons a copy of this Code and periodically informing them of their duties and obligations under the Code;

-     Supervising the implementation and enforcement of the terms of the Code;

- Maintaining or supervising the maintenance of all records and reports required by this Code;

- Preparing a list of all transactions effected by any Access Person within seven (7) days of the date on which the same security was held, purchased or sold by the Company on behalf of its Advisory Clients;

- Determining whether any particular securities transactions should be exempted pursuant to the provisions of Section VI of this Code;

- Issuing, either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code which may appear consistent with the objectives of the Rule and this Code;

- Conducting inspections or investigations as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code to the Company's Board of Directors or any Committee appointed by them to deal with such information, or as the case may be.

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                     FIRST STATE INVESTMENTS (HONG KONG) LTD
                           FIRST STATE (HONG KONG) LLC

                            CERTIFICATE OF COMPLIANCE

__________________________
Name (please print)

This is to certify that the attached Code of Ethics and Conduct ("Code") was distributed to me in _______________ 2004. I have read and understand the Code. I certify that I have complied with these policies and procedures during the course of my employment by the Company and that I will continue to adhere to the Code during the course of my employment or office in the future. Moreover, I agree to promptly report to the Compliance Officer any violation or possible violation of this Code of which I became aware.

I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation the Rules of SFC and of federal and/or state securities laws.

_____________________________________
Signature

_____________________________________
Date

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                                   APPENDIX I

                     FIRST STATE INVESTMENTS (HONG KONG) LTD
                           FIRST STATE (HONG KONG) LLC

                             POLICIES AND PROCEDURES
            CONCERNING THE MISUSE OF MATERIAL NON-PUBLIC INFORMATION
                           ("POLICIES AND PROCEDURES")

Every employee of the Company must read and retain a copy of these Policies and Procedures.

These Policies and Procedures are based on U.S. federal securities laws, and are designed to ensure that the company, which is registered with the Securities and Exchange Commission, is in compliance at all times with its obligations under those laws.

To the extent that local law and practice require a different approach and to the extent the approach would not violate other applicable laws, then that approach may be used. Whilst terminology and references may vary between HK and USA laws, the overriding principle of fairness to clients is consistent and must prevail

Any questions regarding the Policies and Procedures described herein should be referred to the Compliance Department.

SECTION I. POLICY STATEMENT ON INSIDER TRADING ("Policy Statement")

The Company's Policy Statement applies to every employee and extends to activities both within and outside the scope of their duties at the Company. The Company forbids any employee from engaging in any activities that would be considered to be "insider trading" with respect to U.S. clients.

The term "insider trading" is not defined in the U.S. federal securities laws, but generally is understood to prohibit the following activities:

1. trading by an insider, while in possession of material non-public information;

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2.    trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

3. recommending the purchase or sale of securities while in possession of material non-public information; or

4.    communicating material non-public information to others (i.e., "tipping").

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions you should consult your Compliance Officer.

A.    Who is an Insider?

The concept of "insider" is broad and it includes officers, partners and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of these organizations. In addition, the Company and its employees may become temporary insiders of a company that the Company advises or for which the Company performs other services. According to the U.S. Supreme Court, before an outsider will be considered a temporary insider for these purposes, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must, at least, imply such a duty.

B.    What is Material Information?

Trading, tipping, or recommending securities transactions while in possession of inside information is not an actionable activity unless the information is "material." Generally, information is considered material if: (i) there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or (ii) it is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. For information to be considered material it need not be so important that it would have changed an investor's decision to purchase or

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sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely on in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event would depend on the likelihood that the event will occur and its significance if it did occur.

Material information does not have to relate to a company's business. For example, in U.S. v. Carpenter, 791 F.2d 1024 (2d Cir. 1986), aff'd, 484 U.S. 19
(1987), (affirmed without opinion by an evenly divided court with respect to the charge of insider trading based on the "misappropriation" theory), the court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

C.    What is Non-Public Information?

All information is considered non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the U.S. Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Information in bulletins and research reports disseminated by brokerage firms are also generally considered to be public information.

D.    Bases for Liability

In order to be found liable for insider trading, one must either (i) have a fiduciary relationship with the other party to the transaction and have breached the fiduciary duty owed to that other party, or (ii) have misappropriated material non-public information from another person.

      1.    Fiduciary Duty Theory

      Insider trading liability may be imposed on the theory that the insider breached a fiduciary duty to a company. In 1980, the U.S. Supreme Court held that there is no general duty to disclose before trading on material non-public information, and that such a duty arises only where there is a fiduciary relationship. That is, there must be an existing relationship between the parties to the transaction such that one party has a right to expect that the other party would either (a) disclose any material non-public information, if appropriate or

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      permitted to do so, or (b) refrain from trading on such material non-public information. Chiarella v. U.S., 445 U.S. 222 (1980).

      In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories under which non-insiders can acquire the fiduciary duties of insiders: (a) they can enter into a confidential relationship with the company through which they gain the information (e.g., attorneys, accountants, etc.), or (b) they can acquire a fiduciary duty to the company's shareholders as "tippees" if they were aware, or should have been aware, that they had been given confidential information by an insider that violated his or her fiduciary duty to the company's shareholders by providing such information to an outsider.

      However, in the "tippee" situation, a breach of duty occurs only where the insider personally benefits, directly or indirectly, from the disclosure. Such benefit does not have to be pecuniary, and can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

      2.    Misappropriation Theory

      Another basis for insider trading liability is the "misappropriation" theory. Under the misappropriation theory, liability is established when trading occurs as a result of, or based upon, material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the court held that a columnist for The Wall Street Journal had defrauded the Journal when he obtained information that was to appear in the Journal and used such information for trading in the securities markets. The court held that the columnist's misappropriation of information from his employer was sufficient to give rise to a duty to disclose such information or abstain from trading thereon, even though the columnist owed no direct fiduciary duty to the issuers of the securities described in the column or to purchasers or sellers of such securities in the marketplace. Similarly, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory.

E.    Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation. Penalties include:

      1.    civil injunctions;

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

      2. criminal penalties for individuals of up to 1,000,000 USD and for "non-natural persons" of up to 2.5 million USD plus, for individuals, a maximum jail term of from five to ten years;

      3.    private rights of actions for disgorgement of profits;

      4. civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

      5. civil penalties for the employer or other controlling person of up to the greater of 1,000,000 USD per violation or three times the amount of the profit gained or loss avoided as a result of each violation.

      6. a permanent bar, pursuant to the SEC's administrative jurisdiction, from association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

In addition, any violation of this Policy Statement can be expected to result in serious sanctions by the Company, up to and including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT POLICY STATEMENT

The following procedures have been established to aid the Company's employees in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Every employee of the Company must follow these procedures or risk serious sanctions, as described above. If you have any questions about these procedures you should consult the Compliance Department.

A.    Identifying Insider Information

Before trading for yourself or others, including any U.S. client accounts managed by the Company, in the securities of a company about which you may have potential insider information, or revealing such information to others or making a recommendation based on such information, you should ask yourself the following questions.

      1. Is the information material? Is this information that an investor would consider important in making a investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

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      2.    Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, or has it otherwise been made available to the public?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps.

      1. Report the matter immediately to the Compliance Department. In consulting with the Compliance Department, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public.

      2. Refrain from purchasing or selling securities with respect to such information on behalf of yourself or others, including for any U.S. client accounts managed by the Company.

      3. Refrain from communicating the information inside or outside the Company, other than to the Compliance Department's affiliate group companies.

After the Compliance Department has reviewed the issue, you will be instructed to continue the prohibitions against trading, tipping, or communication, or you will be allowed to trade and communicate the information. In appropriate circumstances, our Compliance Officer will consult with Counsel as to the appropriate course to follow.

B.    Personal Securities Trading

All employees must adhere to the Company's Code of Ethics and Conduct ("Code") with respect to securities transactions effected for their own account, accounts over which they have a direct or indirect beneficial interest, and accounts over which they exercise any direct or indirect influence. Please refer to the Company's Code as necessary. In accordance with the Code, employees are required to obtain prior written approval of all personal securities transactions (unless otherwise exempted) and to submit to the Company, a Monthly Securities Transaction Report ("Monthly Report") concerning their securities transactions as required by the Company's Code.

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C.    Restricting Access to Material Non-Public Information

Information in your possession that you identify, or which has been identified to you as material and non-public, must not be communicated to anyone, except as provided in paragraph II.A., above. In addition, you should make certain that such information is secure. For example, files containing material non-public information should be sealed and inaccessible and access to computer files containing material non-public information should be restricted by means of a password or other similar restriction.

D.    Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph II.A. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, please discuss such matters with the Compliance Department before trading on or communicating the information in question to anyone.

E.    Supervisory Procedures

The Company's Compliance Department is critical to the implementation and maintenance of these Policies and Procedures against insider trading. The supervisory procedures set forth below are designed (i) to prevent insider trading and (ii) to detect insider trading.

      1.    Prevention of Insider Trading

      In addition to the prior approval and monthly reporting procedures specified in the Company's Code concerning personal securities transactions, the following measures have been implemented to prevent insider trading by employees.

            a. Each of the Company's employees will be provided with a copy of these Policies and Procedures regarding insider trading.

            b. The Compliance Department will periodically update Employees with the Company's Policies and Procedures. This will target, in particular, persons in sensitive areas of the Company who may more often receive inside information;

            c. The Compliance Department will answer questions regarding the Company's Policies and Procedures;

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

            d. The Compliance Department will resolve issues of whether information received by an Employee of the Company is material and non-public;

            e. The Compliance Department will review on a regular basis and update as necessary, the Company's Policies and Procedures;

            f. Whenever it has been determined that an employee has material non-public information, the Compliance Department will: (i) implement measures to prevent dissemination of such information; and (ii) restrict employees from trading in the securities by placing such securities on the Company's Restricted List.

            g. Upon the request of any employee, the Compliance Department will promptly review and either approve or disapprove a request for clearance to trade in specified securities.

      2.    Detection of Insider Trading

      To detect insider trading, the Compliance Department will:

            a. review the personal securities transaction reports filed by each employee, including subsequent monthly review of all personal securities transactions;

            b. review the trading activity of client accounts managed by the Company;

            c. review the trading activity of the Company's own accounts, if any; and

            d. coordinate the review of such reports with other appropriate Employees of the Company when the Compliance Department has reason to believe that inside information has been provided to certain Employees.

      3.    Special Reports to Management

            Promptly upon learning of a potential violation of the Company's Policies and Procedures, the Compliance Department will prepare a confidential written report to management providing full details and recommendations for further action.

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                                   APPENDIX 1A

                     FIRST STATE INVESTMENTS (HONG KONG) LTD
                           FIRST STATE (HONG KONG) LLC

                 SUMMARY OF MARKET MISCONDUCT REGULATIONS UNDER
                  SECURITIES AND FUTURES ORDINANCE ("THE SFO")

Part XIII and Part XIV of the SFO establish a market misconduct regime that deals with all types of market misconduct including insider dealing and describe the function of the Market Misconduct Tribunal ("the MMT"). Dual civil and criminal regimes have been created in which the applications of civil law are covered in Part XIII and applications of criminal law are covered in Part XIV. Employees should ensure that they do not engage in any activities that would be considered as "market misconduct".

DEFINITIONS OF SOME CRITICAL TERMS

"MARKET MISCONDUCT"

"Market misconduct" is:

(a)   INSIDER DEALING;

(b)   false trading

(c)   price rigging;

(d)   disclosure of information about prohibited transactions;

(e)   disclosure of false or misleading information inducing transactions; and

(f)   stock market manipulation.

"LISTED SECURITIES"

"Listed securities" means:

(a) securities which, at the time of any insider dealing in relation to a corporation, have been issued by the corporation and are listed;

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

(b) securities which, at the time of any insider dealing in relation to a corporation, have been issued by the corporation and are NOT LISTED, but which, at that time, it is reasonably foreseeable will be and which, in fact, are subsequently listed;

(c) securities which, at the time of any insider dealing in relation to a corporation, have NOT BEEN ISSUED by the corporation and are NOT LISTED, but which, at that time, it is reasonably foreseeable will be and which, in fact, are subsequently so issued and listed.

"RELEVANT INFORMATION"

"Relevant information", in relation to a corporation, means specific information about:

(a)   the corporation;

(b)   a shareholder or officer of the corporation; or

(c)   the listed securities of the corporation or their derivatives,

which is not generally known to the persons who are accustomed or would be likely to deal in the listed securities of the corporation but which would if it were generally known to them be likely to materially affect the price of the listed securities.

"CONNECTED WITH A CORPORATION"

A person shall be regarded as connected with a corporation if:

(a) he is a director or employee or substantial shareholder (holds more than 5% of the voting capital of a corporation) of the corporation or its related corporation;

(b) he has access to relevant information by reason of having a professional or business relationship with the corporation or related corporations;

(c) he is a connected person of another corporation and the relevant information relates to transactions between the two corporations.

INSIDER DEALING

Insider dealing in relation to a LISTED CORPORATION takes place regardless of whether the dealings take place on the Stock Exchange of Hong Kong or on an overseas exchange when:

(a) a person CONNECTED WITH THE CORPORATION and having information which he knows is RELEVANT INFORMATION deals in the LISTED SECURITIES of the corporation, or counsels or procures another person to deal in such listed securities, or directly or indirectly discloses the information to another person whom he believes will make use of the information for the purpose of dealing in them;

(b) a person who is contemplating a TAKEOVER OFFER for the corporation deals in the listed securities of the corporation other than for the purpose of the takeover, or counsels or procures another person to deal in such listed securities; or directly or indirectly discloses the information regarding the contemplated takeover to

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                                       24
      another person whom he believes will make use of the information for the purpose of dealing in such listed securities;

(c) a person HAVING RECEIVED, directly or indirectly, relevant information from a person whom he knows is connected with the corporation and is used as (a) above.

(d) a person HAVING RECEIVED, directly or indirectly, relevant information from a person whom he knows is contemplating a take-over offer for the corporation and is used as (b) above.

OTHER MARKET MISCONDUCT

(a) False Trading (for dealing in securities or futures contracts traded on a relevant recognized market or a relevant overseas market or by means of authorized automated trading services)

      (i) False appearance of active trading - intentional or reckless creation of a false/misleading appearance of active trading, or with respect to both the market for or price of securities / futures

      (ii) Creating / maintaining artificial price - intentional or reckless or direct/indirect involvement in transactions which create an artificial price.

      (iii) Wash sales - transactions which do not result in a change in beneficial ownership.

      (iv) Matched orders - transactions that involve substantially the same price for substantially the same quantity as own/an associate's known dealing.

(b)   Price Rigging

      (i) Wash sales with the effect of maintaining / increasing / reducing / stabilising / causing fluctuations in the price of securities.

      (ii) Fictitious or artificial transactions with the effect of maintaining / increasing / reducing / stabilising / causing fluctuations in the price of securities, whether conducted intentionally or recklessly.

(c) Disclosure about Prohibited Transactions - a prohibited transaction means any conduct or transaction which constitutes market misconduct or a contravention of any of the offences relating to dealings in securities and futures contracts etc under the SFO and the disclosure of such have an effect on the securities / futures traded on a market in Hong Kong or elsewhere.

(d) Disclosure of false / misleading information - the circulation and dissemination of false / misleading information in Hong Kong or elsewhere that is likely to induce investment decisions in Hong Kong or have a material effect on the price.

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                                       25

(e) Stock Market Manipulation - direct or indirect involvement in 2 or more transactions in securities which by themselves or in conjunction with other transactions have the following effect;

      (i)   increase / likely to increase the price;

      (ii)  reduce / likely to reduce the price; or

      (iii) maintain or stabilise / likely to maintain or stabilise the price with the intention to influence another person's decision in his / her investment decisions.

MARKET MISCONDUCT TRIBUNAL ("MMT) AND SFC PROCEDURES

The Financial Secretary may institute proceedings before the MMT following a report of suspected market misconduct by the SFC or following a referral from the Secretary for Justice.

Reports of suspected market misconduct will arise following an SFC investigation. The SFC will make a first recommendation on the basis of its investigation in any particular case, whether to use civil route or the criminal route. If it decides that the civil law regime is appropriate, it will refer the facts to the Financial Secretary. If the Financial Secretary is of the same opinion, he will direct the MMT to hear the case. If the SFC is of the view that an offence has been committed, it will refer the facts to the Secretary for Justice who will decide whether or not a criminal prosecution should be brought before the court.

MMT SANCTIONS

At the end of proceedings, the MMT may impose the following sanctions on persons committing market misconduct:

(a) an order prohibiting to hold office as director, liquidator, receiver to take part in the management of a listed corporation or any other specified corporation for a period of up to 5 years ("disqualification order");

(b) an order that the person must not trade in financial products financial products which the SFC regulates, for a period of up to 5 years ("cold shoulder order");

(c) an order prohibiting such market misconduct as specified in the order ("cease and desist order");

(d) an order for the payment of any profit gained or loss avoided, plus compound interest, to the Government ("disgorgement order");

(e) an order for the payment of the costs and expenses reasonably incurred by the Government ("Government costs order");

(f) an order for the payment of the costs and expenses reasonably incurred by the SFC ("SFC costs order"); and

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

(g) an order recommending that a professional body may take disciplinary action against the person as one of its members.

CRIMINAL SANCTIONS

(a) on conviction and indictment to a fine of HK$10m and up to imprisonment for 10years; or

(b) on summary conviction to a fine of HK$1m and up to imprisonment for 3 years; and

(c)   in addition the MMT sanctions above may be imposed.

CIVIL LIABILITY

Whether or not MMT civil proceedings or criminal prosecution proceedings have been instituted, the SFO also gives those who suffer pecuniary loss as a result of market misconduct a clear right of civil action to seek compensation. A person who has committed a relevant act in relation to market misconduct shall be liable to pay compensation by means of damages (when it is fair, just and reasonable in the circumstances of the case that he should be so liable) to any other person for any pecuniary loss sustained as a result of the market misconduct, whether or not the loss arises from the other person having entered into a transaction or dealing at price affected by the market misconduct.

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

                     FIRST STATE INVESTMENTS (HONG KONG) LTD
                           FIRST STATE (HONG KONG) LLC

                             INSIDER TRADING POLICY

                                    YEAR 2004

                            CERTIFICATE OF COMPLIANCE

________________________
Name (please print)

This is to certify that I have read and sufficiently understand the policies and procedures of Insider Trading Policy (the "Policy") distributed to me in _________ 2004. I certify that I have complied with these policies and procedures during the course of my employment with First State Investments and that I will continue to adhere to the Policy during the course of my employment in the future. Moreover, I agree to promptly report to the Compliance Officer any violation or possible violation of the Policy of which I became aware.

I understand that violation of the Policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

_____________________________________
Signature

_____________________________________
Date

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

                                   APPENDIX II

                        EXAMPLES OF BENEFICIAL OWNERSHIP

1. Securities held by an Access Person for their own benefit, whether such securities are in bearer form, registered in their own name, or otherwise;

2. Securities held by others for the Access Person's benefit (regardless of whether or how such securities are registered), such as, for example, securities held for the Access Person by custodians, brokers, relatives, executors or administrators;

3.    Securities held by a pledgee for an Access Person's account;

4. Securities held by a trust in which an Access Person has an income or remainder interest unless the Access Person's only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Access Person;

5. Securities held by an Access Person as trustee or co-trustee, where whether the Access Person or any member of their immediate family (i.e. spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6. Securities held by a trust of which the Access Person is the settlor, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

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

7. Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or the controlling partner of such entity. For these purposes, an Access Person will be considered to be a controlling partner of a partnership if such Access Person owns more than 25% of the partnership's general or limited partnership interests;

8. Securities held by a personal holding company controlled by the Access Person alone or jointly with others;

9. Securities held in the name of the Access Person's spouse unless legally separated;

10. Securities held in the name of minor children of the Access Person or in the name of any relative of the Access Person or of their spouse (including an adult child) who is presently sharing the Access Person's home. This applies even if the Securities were not received from the Access Person and the dividends are not actually used for the maintenance of the Access Person's home;

11. Securities held in the name of any person other than the Access Person and those listed in (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership;

12. Securities held in the name of any person other than the Access Person , even though the Access Person does not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if the Access Person can vest or re-vest title in himself.

                         PERSONAL HOLDINGS IN SECURITIES

IN ACCORDANCE with Section VII of the Code of Ethics (the "Code"), please provide a list of all Securities (except securities issued by the U.S. or foreign government, its agencies or instrumentalities, money market instruments, shares in open-end investment companies (such as the First State Mutual Funds), in which you have a beneficial interest, including those in accounts of your immediate family and all Securities in non-client accounts for which you make investment decisions. (The term "Security" is defined in the Code.)

1.    List all Securities which are:

      a)    personally owned; or

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                                       30

      b) in which a beneficial interest is held by you, your spouse, minor child, or any other member of your immediate household;

      c) any trust or estate of which you or your spouse is a trustee or other fiduciary or beneficiary or of which your minor child is a beneficiary; or

      d) any person for whom you direct or effect transactions under a power of attorney or otherwise.

      -     If none, write NONE.

                                    HOLDINGS    HOLDINGS                      Disclaimer of
                                     Number     Principal                      Beneficial
NAME OF SECURITY  Type Security(1)   Shares   Amount ($)(2)  RELATIONSHIP(3)   Interest(4)
----------------  ----------------  --------  -------------  ---------------  -------------
________________  ________________  ________  _____________  _______________  _____________
________________  ________________  ________  _____________  _______________  _____________
________________  ________________  ________  _____________  _______________  _____________
________________  ________________  ________  _____________  _______________  _____________
________________  ________________  ________  _____________  _______________  _____________

NOTE: CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS. (YOU MAY ATTACH A COPY OF A BROKER STATEMENT LISTING THE INFORMATION - IF SO, INDICATES AS "SEE ATTACHED.")

FOR NEW EMPLOYEE ONLY:

The above table shows the position as of _____________________ (first day joining the Company).

2. Have you, during the past 12 months, requested prior clearance for all securities transactions as required by the Code? ____Yes _____No _____N/A, no securities transactions ___ New Employee

If "No", has the transaction been discussed with the Compliance Officer? ____Yes _____No

If not, please advise the Compliance Officer in writing separately of any securities transactions not pre-so cleared or reported.

3. Have you filed monthly reports for all reportable securities transactions as required by the Code? ____Yes _____No

-----------
(1) Insert the following symbol as pertinent to indicate the type of security held: C-common stock, P-preferred stock, O-option, W-warrant and D-debt security.

(2) To be completed only for debt securities.

(3) Insert a, b, c, or d as explained above, to describe your interest in these securities.

(4) Mark x to indicate that the reporting or recording of this securities holding shall not be construed as an admission that you have any direct or indirect beneficial interest in these securities.

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

In addition, the Company requires all employees to disclose all brokerage accounts in their name, any spouse's account, any children's account or any other account over which the employee has control.

                 Account
Name of Broker  Number(5)  Name on Account
--------------  ---------  ---------------
______________  _________  ________________
______________  _________  ________________
______________  _________  ________________
______________  _________  ________________
______________  _________  ________________
______________  _________  ________________
______________  _________  ________________

I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.

_____________________________                 __________________________________
Date                                          Signature

                                              Name: ____________________________

Received in Compliance ______________________

-----------
(5) Insert the following symbol as pertinent to indicate the type of security held: C-common stock, P-preferred stock, O-option, W-warrant and D-debt security.

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